Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267329

Equitable Financial Life Insurance Company of America

Supplement dated September 4, 2024 to the Structured Investment Option Prospectus dated May 1, 2024

For New Jersey Contracts Only

This Supplement modifies certain information in the above-referenced Prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company of America. You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 800-628-6673.

The purpose of this Supplement is to provide New Jersey contract owners tabular comparison information as specified and required by the State of New Jersey Division of Insurance.

Hypothetical comparison for contracts issued in New Jersey:

Standard Segments
Segment Duration (in months)	72	Valuation Date (months since Segment Start date)	9	69	72
Segment Investment	$1000.00	Time to Maturity (in months)	63	3	0
Segment Buffer	-20%		Segment Interim Value		Segment Maturity Value
Performance Cap Rate	100%	Change in Index Value: 10%	$1,083.11	$1,103.31	$1,100.00
		-10%	$926.11	$987.76	$1,000.00

Annual Lock Segments
Segment Duration (in months)	72	Valuation Date (months since Segment Start date)	12	72
Segment Investment	$1000.00	Time to Maturity (in months)	60	0
Segment Buffer	-10%		Segment Interim Value	Segment Maturity Value
Performance Cap Rate	10%	Change in Index Value: 10%	$928.22	$1,100.00

SIO/New Biz	Cat #800188 (9/24)
#871596